Exhibit 99(a)

OneBeacon 401(k) Savings
and Employee Stock Ownership Plan

Financial Statements and Supplemental Schedules to
Accompany 2009 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 2009 and 2008

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Index of Financial Statements and Supplemental Schedules

Page(s)

Report of Independent Registered Public Accounting Firm	2

Statements of Net Assets Available for Benefits As of December 31, 2009 and 2008	3

Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2009 and 2008	4

Notes to Financial Statements	5-17

Supplemental Schedules *:
Schedule of Assets (Held at End of Year) December 31, 2009	18-22

Schedule of Non-Exempt Transactions December 31, 2009	23

*      Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
OneBeacon 401(k) Savings and Employee Stock Ownership Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”) at December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) and the schedule of non-exempt transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 28, 2010

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits
As of December 31, 2009 and 2008

	2009	2008
Assets
Investments:
Investments at fair value (Notes B, C, D, E)	$481,796,879	$400,754,094
Loans to participants at fair value (Notes A, B)	5,528,733	4,953,206
Total Investments	487,325,612	405,707,300

Cash	2,464,444	—

Receivables:
Interest and dividends receivable	664,362	945,056
Receivable for securities sold	812,428	474,209
Employer contributions – ESOP (Note A)	10,528,640	11,808,525
Total Receivables	12,005,430	13,227,790

Total Assets	501,795,486	418,935,090

Liabilities
Payable for securities purchased	1,126,722	1,464,496
Accrued administrative and custody expenses (Note A)	260,456	84,859
Other liabilities (Note A)	71,773	129,581
Total Liabilities	1,458,951	1,678,936

Net assets reflecting all investments at fair value	500,336,535	417,256,154
Adjustment from fair value to contract value for fully benefit-responsive investment contracts (Note B)	(1,104,138)	7,117

Net Assets Available for Benefits	$499,232,397	$417,263,271

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2009 and 2008

	2009	2008
Additions
Investment income (loss):
Interest and dividend income (Note B)	$11,814,298	$19,155,812
Interest income, participant loans (Notes A, B)	329,990	399,375
Net appreciation (depreciation) in fair value of investments (Notes B, C)	79,210,735	(166,579,734)
Net investment income (loss)	91,355,023	(147,024,547)

Contributions:
Employer – ESOP (Note A)	10,528,640	11,808,525
Employer – 401(k) (Note A)	4,901,309	4,865,528
Participant – 401(k) (Note A)	16,981,933	17,374,876
Total contributions	32,411,882	34,048,929

Transfers in – rollovers and other elective transfers	443,461	2,953,186
Total additions (deductions)	124,210,366	(110,022,432)

Deductions
Benefits paid to participants	41,622,059	52,439,875
Administrative and custody expenses (Note A)	619,181	450,308
Total deductions	42,241,240	52,890,183

Net increase (decrease)	81,969,126	(162,912,615)

Net Assets Available for Benefits:
Beginning of year	417,263,271	580,175,886
End of year	$499,232,397	$417,263,271

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

A.    Description of the Plan

The following description of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), as further described below, provides only general information. Participants should refer to the Plan document and related amendments for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the “Company”), a subsidiary of OneBeacon Insurance Group, Ltd. (“OneBeacon”). The following entities are also participating employers of the Plan: A.W.G. Dewar, Inc., Guilford Holdings, Inc., OneBeacon Professional Insurance, Inc., White Mountains Capital, Inc., White Mountains Financial Services LLC, White Mountains, Inc. and White Mountains Insurance Group, Ltd. (“White Mountains”).  White Mountains is currently the majority shareholder of OneBeacon.  Effective June 15, 2009, Galileo Weather Risk Management Advisors LLC is no longer a participating employer of the Plan.

Effective January 1, 2008, the Plan was amended to recognize service for employees who were employed by Entertainment Brokers International Insurance Services who were hired by the Company on July 7, 2008.

Effective July 29, 2008, employees who become automatically enrolled are done so at a 3 percent contribution rate. Previously, the rate was 2 percent.

Effective September 24, 2008, employees contributing between 1 and 5 percent to the Plan had the automatic 1 percent increase to their pre-tax contribution rate each April feature added to their account.

Effective January 1, 2009, the Plan was amended to 100 percent vest employees with less than three years of service on or after December 31, 2009 for terminations as a result of the sale of a business unit or reduction in force.

Effective June 24, 2009, terminated participants in the Plan are charged a quarterly administrative fee which may be used to pay expenses of the Plan or to reduce Company contributions.

The Plan in its respective 401(k) and employee stock ownership (“ESOP”) components is designed to comply with Sections 401(a), 501(a) and 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986 (the “IRC”) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee and record keeper is Vanguard Fiduciary Trust Company (“Vanguard,” “Trustee,” and “Record Keeper”).

Eligibility

Employees of the Company or a participating employer are eligible to participate in the Plan on date of hire.  Eligible employees who have not enrolled after 60 days are automatically enrolled in the 401(k) component of the Plan at a 3 percent employee contribution rate unless waived by

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

the employee.  In order to receive an allocation of contributions to the ESOP component, as described below, a participant must be an eligible employee on the last business day of the Plan year, typically December 31st of each year. All participants who are not participants in a long-term incentive plan, an incentive compensation program for certain senior level employees, are also eligible to receive an allocation of any additional (variable) employer contribution to the ESOP component.

Contributions

Participants may contribute up to 40 percent of annual compensation, as defined by the Plan document, on a pre-tax, after-tax and/or Roth basis into the 401(k) component of the Plan.  Participants may direct their contributions into various investment options offered by the Plan. The Company contributes 50 percent of the first 6 percent of compensation, as defined in the Plan document, that a participant contributes to the Plan. This matching contribution is invested to mirror the employee contributions. Eligible participants who attain age 50 before the end of the Plan year may make catch up contributions to the Plan. Contributions are subject to Internal Revenue Service (“IRS”) limitations.

For the ESOP contribution, the Company contributes to the Plan, subject to the discretion of the Board of Directors (the “Board”), an amount equal to 3 percent of compensation, as defined in the Plan document, to eligible participants. The contribution may be in the form of cash, OneBeacon common shares, or White Mountains common shares, depending on employer.  The Company, subject to the discretion of the Board, may also make an additional variable contribution of up to 6 percent of compensation based on OneBeacon’s performance during the respective Plan period. For the years ended December 31, 2009 and 2008, the Company’s variable contribution was 3.6 percent and 4 percent, respectively, with the contribution allocated to the OneBeacon Company Stock Fund (the “OB Fund”). For the years ended December 31, 2009 and 2008, the White Mountains variable contribution was 0 percent and 3 percent, respectively, with the contribution allocated to the White Mountains ESOP Fund (the “WTM Fund”).  Contributions are subject to certain limitations, as defined in the Plan document.

Voting Rights

Participants are entitled to direct the Plan’s Trustee as to how to vote OneBeacon or White Mountains common shares attributable to investment fund units held on any matter submitted to the shareholders of OneBeacon or White Mountains for a vote.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution (b) Plan earnings, net of an allocation of investment fees and (c) applicable loan fees. Allocations are based on participant earnings or account balances, as defined. The Plan may also debit an allocation for administrative expenses, if any. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of continuous service.  A participant is 100 percent vested after three years of credited service.  As described above,

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

employees with less than three years of service are 100 percent vested upon termination on or after December 31, 2009 for termination as a result of the sale of a business unit or reduction in force.

Put Option

Upon distribution, if a participant elects to receive his or her ESOP component account balance in the form of OneBeacon or White Mountains common shares and trading of OneBeacon or White Mountains common shares has been suspended, participants have the right to sell their shares of OneBeacon or White Mountains common shares to the Company at fair market value, as defined in the Plan document. This right expires 15 months after the date of distribution. The Company did not repurchase any shares from plan participants during the 2009 and 2008 plan years.

Diversification

In order to minimize the investment risk from holding a large amount of stock in a single issuer, the Plan allows participants to diversify their OB Fund or WTM Fund investment. A participant may transfer his or her vested OB Fund or WTM Fund account balance into any of the investment options maintained within the Plan.

Forfeitures

Forfeitures are used to reduce Company contributions. The balances as of December 31, 2009 and 2008 in the forfeiture account were $503,397 and $297,988, respectively. During 2009 and 2008, $726,814 and $1,537,981, respectively, of forfeited funds were used to offset employer contributions.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus 1 percent as of the beginning of the month in which the loan was made. As of both December 31, 2009 and 2008, the prime rate was 3.25%.  As of December 31, 2009, the range of interest rates on loans outstanding was 4.25% to 10.25%.

Payment of Benefits

Following termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time.

Expenses

The Company paid the majority of administrative expenses, including audit and investment management fees, except for certain administrative and custody fees paid by the Plan to Vanguard and The Bank of New York Mellon (“Mellon”), the custodian of some of the assets of the Plan. During the year ended December 31, 2009, the Plan assumed responsibility for the audit fees.  The Plan incurred $619,181 and $450,308, respectively, in fees for the years ended December 31, 2009 and 2008.  As described above, terminated participants in the Plan are charged a quarterly administrative fee which may be used to pay expenses of the Plan or to reduce Company contributions.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Plan Termination

While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time.  In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

Employer Contributions Receivable

Employer contributions receivable at December 31, 2009 and 2008 of $10,528,640 and $11,808,525, respectively, consist of Company contributions for the ESOP component that pertain to the current plan year and were contributed in the subsequent year.

Accrued Administrative and Custody Expenses

Accrued administrative and custody expenses at December 31, 2009 and 2008 of $260,456 and $84,859, respectively, represent Trustee and custodian expenses incurred by the Plan due to be paid at year-end.

Other Liabilities

Other liabilities at December 31, 2009 and 2008 of $71,773 ($54,431 from participants and $17,342 from employer) and $129,581 ($97,394 from participants and $32,187 from employer), respectively, consist of contributions for the 401(k) component that were contributed in the current plan year but pertain to the subsequent year.

Investment Options

During the plan years ended December 31, 2009 and 2008, participants were able to allocate all contributions, except unvested ESOP component contributions, among various registered investment company options, two company stock funds and specific Plan-sponsored funds comprised of stocks, bonds and guaranteed investment contracts (“GICs”) as follows:

Baron Asset Fund
OneBeacon Equity Fund
OneBeacon Fixed Income Fund
OneBeacon Fully Managed Fund
OneBeacon Stable Value Fund
OneBeacon Company Stock Fund
Vanguard 500 Index Fund Investor Shares
Vanguard High-Yield Corporate Fund Investor Shares
Vanguard International Growth Fund Investor Shares
Vanguard International Value Fund
Vanguard Long-Term Investment Grade Fund Investor Shares
Vanguard Mid-Cap Index Fund Investor Shares
Vanguard Morgan Growth Fund Investor Shares
Vanguard Prime Money Market Fund
Vanguard Retirement Savings Trust IV
Vanguard Selected Value Fund
Vanguard Short-Term Investment Grade Fund Investor Shares
Vanguard Small-Cap Index Fund Investor Shares
Vanguard Target Retirement 2005 Fund
Vanguard Target Retirement 2010 Fund
Vanguard Target Retirement 2015 Fund

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Vanguard Target Retirement 2020 Fund
Vanguard Target Retirement 2025 Fund
Vanguard Target Retirement 2030 Fund
Vanguard Target Retirement 2035 Fund
Vanguard Target Retirement 2040 Fund
Vanguard Target Retirement 2045 Fund
Vanguard Target Retirement 2050 Fund
Vanguard Target Retirement Income Fund
Vanguard Total International Stock Index Fund
Vanguard Wellington Fund Investor Shares
Vanguard Windsor Fund Investor Shares
Vanguard Windsor II Fund Investor Shares
White Mountains ESOP Fund

Effective July 1, 2009, the OneBeacon Stable Value Fund was removed from the available investment options and replaced with the Vanguard Retirement Savings Trust IV.  Effective December 1, 2009, the OneBeacon Fixed Income Fund was removed from the available investment options.

B.    Summary of Accounting Policies

The following accounting policies, which conform to accounting principles generally accepted in the United States of America (“GAAP”), have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair market value.  In general, corporate bonds and U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Shares of company stock, preferred stock and common stock are valued at quoted market prices.  Convertible bonds are valued based on quoted market prices, analysis of listed markets and use of sensitivity analyses.  Registered investment companies are valued at the net asset value as reported by the fund at year-end.  Units of common/collective trust funds are valued at the net asset value of the fund, as reported by Vanguard, on the last business day of the year. Participant loans are recorded at cost plus accrued interest, which approximates fair value.

As described in Financial Accounting Standards Board (the “FASB”) Staff Position (“FSP”) AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans,” subsequently codified within the FASB Accounting Standards Codification (“ASC”) 946, investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust.  The Statements of Net Assets Available for Benefits presents the fair value of the investment contracts, as well as the adjustment of the investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

For insurance contracts, fair value is the present value of the expected future cash flows of each contract.  Expected future cash flows are derived by Vanguard.  Fair value is determined using the published forward swap discount rate plus/minus an adjustment; the Ryan Guaranteed Investment Contract Yield Spread Adjustment (“Ryan Yield Adjustment”).  The Ryan Yield Adjustment is obtained by taking the difference between the published swap discount rate and the Ryan Index and this spread amount is then applied to the cash flows discount rate, the discounted cash flows are then summed, and the fair value of the contract is obtained.  The Ryan Index is published by Ryan Labs Inc. Asset Management and is the value of their index of GICs with three to five year maturities.

Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments, excluding insurance and investment contracts, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Benefit Payments

Benefit payments are recorded when paid.

Risks and Uncertainties

The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, registered investment companies, money market funds, and other investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Recently Adopted Accounting Pronouncements

During the 2009 plan year, the Plan adopted FASB Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” which establishes the ASC as the source of authoritative accounting principles to be applied in the preparation of financial statements in conformity with GAAP.  All existing non-Securities and Exchange Commission (“SEC”) accounting and reporting were superseded by the ASC.  Adoption had no effect on the Plan’s accounting policies or financial statement presentation.  The ASC did change the basis for reference to authoritative GAAP guidance, and, accordingly, the Plan’s note disclosures reflect the references under the ASC.  New accounting guidance is issued by the FASB in the form of Accounting Standard Updates (“ASUs”).  Accounting guidance that became effective prior to the adoption of the ASC is described herein using the original FASB reference with a reference to the principal ASC topic into which the guidance has been incorporated.

During the 2009 plan year, the Plan adopted FSP FAS 157-2, “Effective Date of FASB Statement No. 157”, subsequently codified within ASC 820.  Fair value measurement under ASC 820 was delayed for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.  The Plan adopted ASC 820 for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The adoption of ASC 820 with regard to nonfinancial assets and nonfinancial liabilities had no material impact on the Plan’s financial statements.

During the 2009 plan year, the Plan adopted FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, subsequently codified within ASC 820.  ASC 820 provides guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and on identifying circumstances that indicate a transaction is not orderly.  A reporting entity should evaluate whether there has been a significant decrease in the volume and level of activity for the asset or liability when compared with normal activity for the asset or liability or similar assets or liabilities.  If the reporting entity concludes that there has been a significant decrease in the volume and level of activity, transactions or quoted prices may not be determinative of fair value.  Further analysis of the transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction.  The adoption of ASC 820 had no material impact on the Plan’s financial statements.

During the 2009 plan year, the Plan adopted SFAS No. 165, “Subsequent Events”, subsequently codified within ASC 855, which establishes principles and requirements for subsequent events.  ASC 855 establishes the period after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date.  Subsequent events that provide additional evidence about conditions that existed at the balance sheet date are to be recognized in the financial statements.  Subsequent events that are conditions that arose after the balance sheet date but prior to the issuance of the financial statements are not recognized in the financial statements, but should be disclosed if failure to do so would render

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

the financial statements misleading.  ASC 855 requires disclosure of the date through which subsequent events have been evaluated. For subsequent events not recognized, disclosures should include a description of the nature of the event and either an estimate of its financial effect or a statement that such an estimate cannot be made. The adoption of ASC 855 had no impact on the recognition or disclosure of subsequent events.  The Plan sponsor evaluates subsequent events up to the date it files its Annual Report on Form 11-K with the SEC.  See Note G for additional disclosures.

During the 2009 plan year, the Plan adopted ASU 2009-12, “Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)”, codified within ASC 820.  Alternative investments include ownership interests in hedge funds and private equity funds.  Under the ASU, the fair value of an alternative investment may be estimated based on net asset value per share (“NAV”) as reported by the investee, subject to certain requirements.  The investee must calculate its NAV in accordance with the measurement principles of ASC 946 (U.S. GAAP for Investment Companies), meaning that the investee’s underlying investments have been measured at fair value.  In addition, in circumstances where the investor intends to sell the investment for an amount that differs from the NAV, NAV may not be used to estimate fair value.  The ASU also expands required disclosures, including requiring the amount of unfunded commitments, a description of the terms and conditions upon which the investor may redeem investments, the circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment that is subject to a lockup period) as well as an estimate of when the restriction will lapse and, in circumstances where the investment cannot be redeemed but the investor receives distributions through the liquidation of the underlying assets, an estimate of the period of time over which the underlying assets are expected to be liquidated.  The adoption of ASU 2009-12 had no material impact on the Plan’s financial statements.  See Note C for required disclosures.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements”, codified within ASC 820.  ASU 2010-06 requires new disclosures and clarifies existing disclosure requirements for fair value measurements.  ASU 2010-06 requires disclosure of the amounts and nature of the transfers in and out of Level 1 and Level 2 measurements.  The ASU also requires a gross presentation of activity within the Level 3 rollforward, presenting separately information about purchases, sales, issuances and settlements.  In addition, fair value measurements by Level will now be presented on a more disaggregated basis, by asset or liability class.  The ASU also requires more detailed disclosures about inputs and valuation techniques for Level 2 and Level 3 measurements for interim and annual reporting periods.  The ASU is effective for the plan year ended December 31, 2010, except for the gross presentation of the Level 3 rollforward, which is required for the plan year ended December 31, 2011.  The Plan sponsor has not yet determined the effect of adoption on the financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

C.    Investments

The following presents the fair value of investments that represent 5 percent or more of the Plan’s net assets.

	As of December 31,
	2009	2008
Investments, at fair value
Vanguard 500 Index Fund Investor Shares	$31,037,837	$22,382,908
Vanguard Prime Money Market Fund	29,867,563	82,443,516
Vanguard Retirement Savings Trust IV (1)(2)	51,074,550	—
Vanguard Short-Term Investment Grade Fund Investor Shares (2)	29,645,478	6,154,009
Vanguard Wellington Fund Investor Shares	26,807,549	22,252,403

(1) Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $49,970,412.

(2) Greater than 5 percent of net assets as of December 31, 2009 but not as of December 31, 2008.

	For the Years Ended December 31,
	2009	2008
Net appreciation/(depreciation) in fair value of investments, by type
Cash & Cash Equivalents	$83,334	$819
Common Stock	22,328,385	(42,682,286)
Preferred Stock and Convertible Preferred Stock	91,508	(47,116)
OneBeacon Company Stock	5,405,078	(12,787,942)
White Mountains Stock	2,955,951	(11,674,020)
Corporate Bonds	3,544,713	(12,408,417)
Convertible Bonds	6,497,021	(3,717,527)
US Government Bonds	—	196
Registered Investment Companies	38,304,745	(83,263,441)
Net appreciation/(depreciation) in fair value of investments	$79,210,735	$(166,579,734)

Fair Value Measurements

On January 1, 2008, the Plan adopted SFAS No. 157, “Fair Value Measurements”, subsequently codified within ASC 820, which provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information.  ASC 820 establishes a fair value hierarchy that distinguishes between assumptions based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in ASC

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

820 prioritizes fair value measurements into three levels based on the nature of the inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets;

Level 2 — Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar but not identical instruments; and

Level 3 — Valuations based on unobservable inputs.

The fair value measurements at December 31, 2009 and 2008 and their related inputs are as follows:

	As of December 31, 2009
	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Collective Trust (1)	$51,074,550	$—	$51,074,550	$—
Common Stock	93,046,713	93,046,713	—	—
OneBeacon Company Stock	23,322,340	23,322,340	—	—
White Mountains Stock	13,788,725	13,788,725	—	—
Convertible Bonds	30,155,716	—	30,155,716	—
Convertible Preferred Stock	361,969	—	361,969	—
Registered Investment Companies	270,046,866	270,046,866	—	—
Participant Loans	5,528,733	—	—	5,528,733
Total	$487,325,612	$400,204,644	$81,592,235	$5,528,733

	As of December 31, 2008
	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Collective Trust	$26,052	$—	$26,052	$—
Stable Value Fund (2)	2,785,224	—	—	2,785,224
Common Stock	71,905,428	71,905,428	—	—
OneBeacon Company Stock	11,150,044	11,150,044	—	—
White Mountains Stock	11,777,772	11,777,772	—	—
Corporate Bonds	23,360,802	—	23,360,802	—
Convertible Bonds	37,447,528	—	37,447,528	—
Registered Investment Companies	242,301,244	242,301,244	—	—
Participant Loans	4,953,206	—	—	4,953,206
Total	$405,707,300	$337,134,488	$60,834,382	$7,738,430

(1) Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $49,970,412.  The Vanguard Retirement Savings Trust IV, which is included in Collective Trust as of December 31, 2009, is valued using NAV and does not have any unfunded commitments nor include circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment that is subject to a lockup period).

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

(2) Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $2,792,341 as of December 31, 2008.

The changes in Level 3 fair value measurements for the year ended December 31, 2009 are as follows:

	Stable Value Fund	Participant Loans	Total
Balance at January 1, 2009	$2,785,224	$4,953,206	$7,738,430
Total net realized and unrealized gains (losses)	36,737	—	36,737
Purchases	—	—	—
Sales	—	—	—
Issuances, repayments and settlements, net	(2,821,961)	575,527	(2,246,434)
Transfers in	—	—	—
Transfers out	—	—	—
Balance at December 31, 2009	$—	$5,528,733	$5,528,733

D.    Investment Contracts (OneBeacon Insurance Stable Value Fund)

As of December 31, 2008, the Plan had two traditional GICs with Massachusetts Mutual and ING USA.  The traditional GIC with ING USA expired as of April 9, 2009.  The traditional GIC with Massachusetts Mutual expired as of June 30, 2009.  The OneBeacon Insurance Stable Value Fund (“Stable Value Fund”), which as described in Note A was removed from the available investment options effective July 1, 2009, also invested in the Vanguard Prime Money Market Fund. The Stable Value Fund was credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. There were no reserves against contract value for credit risk of the contract issuer or otherwise. The contract issuer was contractually obligated to repay the principal and a specified interest rate that was guaranteed to the Plan unless specifically denoted elsewhere in the contract, such as an early termination clause.

The crediting rate was most impacted by the change in the annual effective yield to maturity of the underlying securities, but was also affected by the differential between the contract value and the market value of the covered investments. This difference was amortized over the duration of the covered investments. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the contract to market difference was heightened or lessened. The crediting rate could be adjusted periodically and was usually adjusted either monthly or quarterly, but in no event was the crediting rate less than zero percent.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Average Yields for GICs and Synthetic GICs	2008
Based on actual earnings	2.37%
Credited to participants	2.31%

There were certain events which limited the ability of the Plan to transact at contract value with the contract issuer, and could potentially result in termination of the contract prior to contract maturity date. Such events included: amendments to the Plan document, changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, bankruptcy of the Plan sponsor or other Plan sponsor event (divestitures, spin-offs of a subsidiary, etc.) which caused a significant withdrawal from the Plan, Plan termination, or failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA.  The GIC did not permit the insurance company to terminate the agreement prior to the scheduled maturity date.

E.     Related Party Transactions

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard.  Vanguard acts as Trustee for only those investments as defined by the Plan.  The Plan also has investments which were managed by White Mountains Advisors LLC (“WM Advisors”), an affiliate of the Company.  Prospector Partners, LLC (“Prospector”) served as a discretionary advisor to WM Advisors under a sub-advisory agreement.  Effective December 1, 2009, the investment management agreement with WM Advisors and the sub-advisory agreement with Prospector were terminated and a new investment management agreement was entered into with Prospector to assume management of the OneBeacon Equity Fund and the OneBeacon Fully Managed Fund.  Richard P. Howard, a portfolio manager of Prospector, is a director of OneBeacon.  Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.  Participants’ loans also constitute party-in-interest transactions.

Management fees in the amount $776,752 and $742,534, respectively, were incurred by the Company for the years ended December 31, 2009 and 2008 due to WM Advisors that also qualify as party-in-interest transactions.  Effective December 1, 2009, the Plan assumed responsibility for management fees to Prospector.  Management fees in the amount of $71,055 were incurred by the Plan in 2009 that also qualify as party-in-interest transactions.

The Plan invests in the WTM Fund which is comprised of White Mountains common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund.  The unit values of the WTM Fund are recorded and maintained by Vanguard.  During the years ended December 31, 2009 and 2008, the Plan purchased shares in the WTM Fund in the amount of $1,617,899 and $1,480,837, respectively; sold shares in the WTM Fund of $2,537,981 and $6,144,425, respectively; had dividend earnings of $44,735 and $201,840, respectively; and had net appreciation (depreciation) in the WTM Fund of $2,955,951 and $(11,674,020), respectively. Dividends paid by the WTM Fund can be in the form of White Mountains common shares or cash. The total value of the Plan’s investment in the WTM Fund was $13,788,825 and $11,818,067, respectively, at December 31, 2009 and 2008.  Benefit payments from the WTM Fund amounted to $890,702 and $2,155,720, respectively, during the plan years ended December 31, 2009 and 2008.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

The Plan invests in the OB Fund which is comprised of OneBeacon common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the OB Fund are recorded and maintained by Vanguard. During the years ended December 31, 2009 and 2008, the Plan purchased shares in the OB Fund in the amount of $14,065,581 and $19,748,613, respectively; sold shares in the OB Fund of $7,128,172 and $8,166,824, respectively; had dividend earnings of $1,519,814 and $3,298,888, respectively; and had net appreciation (depreciation) in the OB Fund of $5,405,078 and $(12,787,942), respectively. Dividends paid by the OB Fund can be in the form of OneBeacon common shares or cash. The total value of the Plan’s investment in the OB Fund was $23,389,362 and $11,150,144, respectively, at December 31, 2009 and 2008.  Benefit payments from the OB Fund amounted to $1,308,346 and $1,564,231, respectively, during the plan years ended December 31, 2009 and 2008.

F.     Tax Status

The IRS has determined and informed the Company by a letter dated June 16, 2010 that the 401(k) Plan and related trust are designed in accordance with applicable sections of the IRC.  A favorable determination of the ESOP Plan was received effective February 11, 2009.  The Company will file a determination letter for the combined Plan.  However, management believes the Plan is designed and operates in accordance with the IRC; therefore, no provision for income taxes is required.

G.    Subsequent Events

The Plan sponsor evaluates subsequent events up to the date it files its Annual Report on Form 11-K with the SEC.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)
Form 5500, Schedule H, Part IV, Line 4i

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
ALLEGHENY ENERGY INC COM	Common Stock		93,900	$2,204,772
ANGLOGOLD ASHANTI LTD ADR NEW	Common Stock		10,000	401,800
ARCH CAPITAL GROUP LTD SHS	Common Stock		14,100	1,008,855
AUTOMATIC DATA PROCESSING INC	Common Stock		77,600	3,322,832
BARRICK GOLD CORP	Common Stock		105,600	4,158,528
BERKSHIRE HATHAWAY INC DEL B	Common Stock		883	2,901,538
BLOCK H & R INC COM	Common Stock		102,900	2,327,598
CALPINE CORP COM NEW	Common Stock		256,853	2,825,383
CAMPBELL SOUP CO COM	Common Stock		26,600	899,080
CHARTER FINL CORP WEST PT GA	Common Stock		33,457	321,187
CIMAREX ENERGY CO	Common Stock		47,700	2,526,669
COCA COLA CO COM	Common Stock		9,600	547,200
COCA COLA ENTERPRISES INC COM	Common Stock		58,400	1,238,080
COMCAST CORP NEW CL A SPL	Common Stock		66,000	1,056,660
DISNEY WALT CO COM	Common Stock		12,880	415,380
DOMTAR CORP COM NEW	Common Stock		57,413	3,181,254
DONEGAL GROUP INC CL A	Common Stock		15,300	237,762
DU PONT E I DE NEMOURS & CO	Common Stock		139,500	4,696,965
EL PASO CORP COM	Common Stock		48,600	477,738
EL PASO ELEC CO COM NEW	Common Stock		8,146	165,201
FORESTAR GROUP INC	Common Stock		46,000	1,011,080
FORTUNE BRANDS INC COM	Common Stock		28,600	1,235,520
GALLAGHER ARTHUR J & CO	Common Stock		18,300	411,933
GOLD FIELDS LTD NEW SPON ADR	Common Stock		277,200	3,634,092
GRAPHIC PACKAGING HLDG CO COM	Common Stock		118,400	410,848
HESS CORP	Common Stock		20,108	1,216,534
HUNTSMAN CORP	Common Stock		4,800	54,192
INTL FLAVORS & FRAGRANCES INC	Common Stock		15,900	654,126
INVESTORS BANCORP INC	Common Stock		13,100	143,314
LOEWS CORP COM	Common Stock		74,800	2,718,980
MARATHON OIL CORP	Common Stock		49,600	1,548,512
MAX CAPITAL GROUP LTD	Common Stock		53,400	1,190,820
MCMORAN EXPLORATION CO	Common Stock		82,500	661,650
MERCER INS GROUP INC	Common Stock		13,600	247,112
MEREDITH CORP COM	Common Stock		87,900	2,711,715
MIRANT CORP NEW	Common Stock		316,927	4,839,475
MIRANT CORP NEW WT SER B EXP	Common Stock		97,961	67,593
NEENAH PAPER INC	Common Stock		65,500	913,725
NEW YORK TIMES CO CL A	Common Stock		57,200	706,992
NEWMONT MINING CORP HOLDING CO	Common Stock		70,000	3,311,700
NEXEN INC COM	Common Stock		201,600	4,824,288

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)
Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	NORTHGATE MINERALS CORP	Common Stock		148,600	457,688
	NV ENERGY INC COM	Common Stock		181,700	2,249,446
	OPTI CANADA INC	Common Stock		281,800	545,671
	PFIZER INC	Common Stock		121,600	2,211,905
	PLATINUM UNDERWRITERS HLDGS	Common Stock		24,700	945,763
	POST PPTYS INC COM	Common Stock		180,500	3,537,800
	REPSOL YPF SA SPONSORED ADR	Common Stock		53,700	1,431,642
	ROCKVILLE FINL INC	Common Stock		11,600	121,800
	ROMA FINL CORP COM	Common Stock		7,000	86,520
	RTI INTL METALS INC COM	Common Stock		6,200	156,054
	SAN JUAN BASIN RTY TR	Common Stock		22,900	394,796
	SARA LEE CORP	Common Stock		52,200	635,797
	STATE AUTO FINL CORP	Common Stock		84,300	1,559,550
	SUPERVALU INC COM	Common Stock		49,596	630,365
	TELEPHONE & DATA SYS INC COM	Common Stock		15,700	532,544
	THOMAS PPTYS GROUP INC	Common Stock		24,400	72,224
	TIMBERWEST FST CORP STAPLED	Common Stock		232,500	962,512
	TOOTSIE ROLL INDS INC	Common Stock		87,587	2,398,132
	TYCO INTERNATIONAL LTD SHS	Common Stock		26,300	938,384
	UNISOURCE ENERGY CORP COM	Common Stock		47,300	1,522,587
	VITERRA INC	Common Stock		24,900	234,428
	WALGREEN CO	Common Stock		23,100	848,232
	WATERSTONE FINL INC COM	Common Stock		33,500	68,675
	WILLIAMS CLAYTON ENERGY INC	Common Stock		38,000	1,331,520
	XEROX CORP COM	Common Stock		206,146	1,743,995
					93,046,713

*	ONEBEACON COMPANY COMMON STOCK	Company Stock		1,700,081	23,322,340
*	WHITE MOUNTAINS COMMON STOCK	Company Stock		41,604	13,788,725
					37,111,065

	AMGEN INC SR NTS CONV	Convertible Bond 0.125% 02/01/2011 DD 08/01/06		2,025,000	1,999,687
	ANGLOGOLD HOLDINGS LTD	Convertible Bond 3.500% 05/22/2014 DD 05/22/09		200,000	225,810
	ANIXTER INTL INC SR NT CONV	Convertible Bond 1.000% 02/15/2013 DD 02/16/07		1,950,000	1,876,875
	ARCHER DANIELS MIDLAND CO SR	Convertible Bond 0.875% 02/15/2014 DD 02/22/07		1,100,000	1,152,250
	CARNIVAL CORP DEB CONV	Convertible Bond 2.000% 04/15/2021 DD 04/25/01		575,000	592,968

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)
Form 5500, Schedule H, Part IV, Line 4i

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
CENTURY ALUM CO SR NT CONV	Convertible Bond 1.750% 08/01/2024 DD 02/01/05		1,050,000	1,004,062
CHARLES RIVER LABS INTL CONV	Convertible Bond 2.250% 06/15/2013 DD 06/12/06		450,000	437,625
CMS ENERGY CORP	Convertible Bond 5.500% 06/15/2029 DD 06/15/09		475,000	580,687
CMS ENERGY CORP SR NT CONV	Convertible Bond 2.875% 12/01/2024 DD 12/13/04		2,750,000	3,375,625
DOMINION RES INC VA	Convertible Bond 2.125% 12/15/2023 DD 12/15/04		650,000	750,750
DUKE RLTY LTD PARTNERSHIP	Convertible Bond 3.750% 12/01/2011 DD 11/22/06		275,000	270,187
EMC CORP SR NT CNV	Convertible Bond 1.750% 12/01/2011 DD 11/17/06		550,000	668,250
GAYLORD ENTERTAINMENT CO	Convertible Bond 3.750% 10/01/2014 DD 09/29/09		600,000	611,250
KINROSS GOLD CORP CONV 144A	Convertible Bond 1.750% 03/15/2028 DD 01/29/08		950,000	989,188
KINROSS GOLD CORP SR NT CONV	Convertible Bond 1.750% 03/15/2028 DD 01/29/08		175,000	182,219
MEDTRONIC INC SR NT CONV	Convertible Bond 1.500% 04/15/2011 DD 04/18/06		1,700,000	1,725,500
MEDTRONIC INC SR NT CONV 144A	Convertible Bond 1.500% 04/15/2011 DD 04/18/06		1,400,000	1,421,000
MILLIPORE CORP SR NT CONV	Convertible Bond 3.750% 06/01/2026 DD 06/13/06		3,050,000	3,145,313
NEWMONT MNG CORP SR NT CONV	Convertible Bond 1.250% 07/15/2014 DD 07/17/07		775,000	966,813
NOVAGOLD RESOURCES INC CONV	Convertible Bond 5.500% 05/01/2015 DD 03/26/08		450,000	415,688
PENN VA CORP SR SUB NT CONV	Convertible Bond 4.500% 11/15/2012 DD 12/05/07		875,000	829,063
PHH CORP	Convertible Bond 4.000% 09/01/2014 DD 09/29/09		100,000	94,250
SMITHFIELD FOODS INC SR NT	Convertible Bond 4.000% 06/30/2013 DD 07/08/08		525,000	516,469
TRINITY INDS INC SUB NT CONV	Convertible Bond 3.875% 06/01/2036 DD 06/07/06		1,100,000	822,250
UAL CORP ORD SETTLEMENT BD	Convertible Bond 5.000% 02/01/2021 DD 02/01/06		1,250,000	1,137,500
UNISOURCE ENERGY CORP SR CONV	Convertible Bond 4.500% 03/01/2035 DD 09/01/05		2,225,000	2,219,437
USEC INC SR NT CONV	Convertible Bond 3.000% 10/01/2014 DD 09/28/07		3,300,000	2,145,000
				30,155,716

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)
Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	EL PASO ENERGY CAP TRI CVT PFD	Convertible Preferred Stock		9,900	361,969
					361,969

*	Vanguard Retirement Savings Trust IV	Collective Trust		49,970,412	49,970,412
					49,970,412

*	Baron Asset Fund	Registered Investment Company		12,405	573,227
*	Dreyfus Treasury Prime Money Market Fund	Registered Investment Company		11,940,265	11,940,265
*	Vanguard 500 Index Fund Investor Shares	Registered Investment Company		302,307	31,037,837
*	Vanguard High-Yield Corporate Fund Investor Shares	Registered Investment Company		808,919	4,424,785
*	Vanguard International Growth Fund Investor Shares	Registered Investment Company		646,633	10,986,288
*	Vanguard International Value Fund	Registered Investment Company		63,608	1,947,046
*	Vanguard Long-Term Investment Grade Fund Investor Shares	Registered Investment Company		1,883,720	16,802,781
*	Vanguard Mid-Cap Index Fund Investor Shares	Registered Investment Company		598,504	9,791,518
*	Vanguard Morgan Growth Fund Investor Shares	Registered Investment Company		324,889	4,961,062
*	Vanguard Prime Money Market Fund	Registered Investment Company		29,867,563	29,867,563
*	Vanguard Selected Value Fund	Registered Investment Company		491,925	7,846,203
*	Vanguard Short-Term Investment Grade Fund Investor Shares	Registered Investment Company		2,799,384	29,645,478
*	Vanguard Small-Cap Index Fund Investor Shares	Registered Investment Company		399,456	10,981,043
*	Vanguard Target Retirement 2005 Fund	Registered Investment Company		40,858	448,621
*	Vanguard Target Retirement 2010 Fund	Registered Investment Company		122,594	2,515,622
*	Vanguard Target Retirement 2015 Fund	Registered Investment Company		417,385	4,720,624
*	Vanguard Target Retirement 2020 Fund	Registered Investment Company		211,726	4,226,056
*	Vanguard Target Retirement 2025 Fund	Registered Investment Company		380,259	4,304,529
*	Vanguard Target Retirement 2030 Fund	Registered Investment Company		181,434	3,503,492
*	Vanguard Target Retirement 2035 Fund	Registered Investment Company		190,767	2,216,711
*	Vanguard Target Retirement 2040 Fund	Registered Investment Company		66,515	1,267,119
*	Vanguard Target Retirement 2045 Fund	Registered Investment Company		74,527	895,819
*	Vanguard Target Retirement 2050 Fund	Registered Investment Company		13,734	262,464
*	Vanguard Target Retirement Income Fund	Registered Investment Company		147,012	1,556,861
*	Vanguard Total International Stock Index Fund	Registered Investment Company		1,156,249	16,661,545
*	Vanguard Wellington Fund Investor Shares	Registered Investment Company		929,204	26,807,549
*	Vanguard Windsor Fund Investor Shares	Registered Investment Company		1,615,767	19,243,783
*	Vanguard Windsor II Fund Investor Shares	Registered Investment Company		448,099	10,610,975
					270,046,866

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)
Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
*	PARTICIPANT LOANS	Participant Loans 4.25% - 10.25%			5,528,733
					5,528,733

	Total Investments				$486,221,474

*       Denotes party-in-interest.

**     Cost is omitted for participant-directed investments.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule G, Part III, Form 5500
Schedule of Non-Exempt Transactions
For the Year Ended December 31, 2009

(a) IDENTITY OF PARTY INVOLVED	(b) RELATIONSHIP TO PLAN, EMPLOYER OR OTHER PARTY- IN-INTEREST	(c) DESCRIPTION OF TRANSACTIONS INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR OR MATURITY VALUE	(d) PURCHASE PRICE	(e) SELLING PRICE	(f) LEASE RENTAL	(g) EXPENSES INCURRED IN CONNECTION WITH TRANSACTION	(h) COST OF ASSET	(i) CURRENT VALUE OF ASSET	(j) NET GAIN OR (LOSS) ON EACH TRANSACTION

—	Participant	Participant loan outside of the plan document guidelines*	—	—	—	—	$3,979	—	—

* In 2009, a participant loan was issued with a term outside of the plan document guidelines.  Management believes that the method of correction and revision to administrative procedures was appropriate for the failure identified.